Exhibit 99.1

Press Release

Contacts:	Susan Lehman Rockpoint Public Relations 510-832-6006 susan@rockpointpr.com	Bonnie Mott, Investor Relations Manager Ikanos Communications 510-438-5360 bmott@ikanos.com

Ikanos Communications Settles a Claim

and Adjusts Fourth Quarter and 2006 Year End Results by $1.5 Million

Fremont, Calif., February 28, 2007 — Ikanos Communications, Inc. (NASDAQ: IKAN), a leading developer and provider of Fiber Fast™ broadband solutions, today announced that the Company has settled a damages claim.

In January 2007, a customer notified Ikanos that they were experiencing a high defect rate on a certain product that was manufactured and shipped in the last month of fiscal 2006. The Company has shipped over 1.3 million of these semiconductor ICs without incident. Ikanos believes that the high defect rate was isolated to package manufacturing issues on this product, at one of its subcontractors, caused by, but not limited to, contaminated materials contained in package substrates. After receiving notice from the customer, Ikanos took the necessary actions to resume product supply from a second subcontractor and is pursuing restitution from the original subcontractor. In addition, the Company made a warranty provision for the estimated defective product as part of its fourth quarter and year end financial results, which were announced on February 5, 2007. On February 8, 2007, the customer submitted a claim seeking replacement ICs and specified damages. The Company evaluated the merits of the claim, concluded it was in its best interest to resolve the matter, and on February 26, 2007, entered into a settlement agreement releasing Ikanos of all liabilities associated with this claim in exchange for a payment and providing replacement ICs.

“Our subcontractors’ manufacturing issue was limited to certain lots of this product that shipped in December,” said Daniel K. Atler, CEO of Ikanos Communications. “While this incident is unfortunate, our commitment to our customers and delivering quality solutions is paramount. We are satisfied by the amicable resolution of this matter with our customer.”

Because the settlement related to transactions that occurred in the fourth quarter of 2006, Ikanos is required to record it in 2006. And pursuant to Emerging Issues Task Force Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), the adjustment is offset against revenue. Accordingly, the Company’s previously reported revenue of $22.5 million for the quarter ended December 31, 2006 is being decreased by $1.5 million, to $21.0 million. Similarly, for the year ended 2006, the Company’s previously reported revenue of $136.2 million is being decreased by $1.5 million to $134.7 million. Likewise, net loss will be increased to $15.6 million from $14.1 million for the quarter ended December 31, 2006 and to $22.8 million from $21.3 million for the year ended December 31, 2006. Net loss per diluted share will be increased to $0.56 from $0.51 for the quarter ended December 31, 2006 and to $0.86 from $0.82 for the year ended December 31, 2006.

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) develops chipsets that enable carriers to offer Fiber Fast™ bandwidth and high-speed network processing for enhanced triple play services. Supporting transmission rates of up to 100 Mbps, Ikanos’ line of end-to-end silicon solutions power line terminals, CPE modems and residential gateways for many of the world’s leading network equipment manufacturers. Ikanos’ solutions enable fast and cost-effective carrier rollouts of interactive broadband services including IPTV.

© 2007 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, SmartLeap, Eagle, Fusiv, CleverConnect, Ikanos Programmable Operating System, Fx, FxS, VLR and Fiber Fast are among the trademarks or registered trademarks of Ikanos.